Exhibit 23.3

CONSENT OF BRITISH SULPHUR CONSULTANTS

British Sulphur Consultants hereby consents to the use of its name in the Amendment No. 1 to Form S-1 of Innophos Holdings, Inc. (the “Company”), as amended from time to time (“Form S-1”), to the use of the information from its published reports and the other data provided by it to the Company and included in the Form S-1, and to the reference to British Sulphur Consultants under the heading “Experts” in the prospectus in the Form S-1 to be filed with the Securities and Exchange Commission.

/s/ Allan Pickett

Allan Pickett

Managing Consultant

British Sulphur Consultants

London, England

September 6, 2006